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                                                                                                                   EXHIBIT 11
                                SERVICE MERCHANDISE COMPANY, INC. AND SUBSIDIARIES
                               Computation of Net Loss Per Common Share (Unaudited)
                                        (In thousands, except per share data)

                                                                   Three Periods Ended                     Six Periods Ended
                                                           ----------------------------------    -----------------------------------

                                                                June 29            June 30           June 29             June 30
                                                                 1997               1996              1997                1996
                                                           ---------------     --------------    ---------------    ----------------

Primary
-------
Net loss                                                         ($17,547)           ($1,822)         ($124,764)           ($26,537)
                                                           ===============     ==============    ===============    ================

Shares:
  Weighted average common shares outstanding                        99,296            99,201             99,279              99,192

  Weighted average shares of restricted
    stock outstanding                                                  495               524                499                 522

  Additional shares assuming exercise of stock options                 109             1,802                246               1,719
                                                            ---------------    --------------    ---------------    ----------------

  Weighted average common shares and common
    share equivalents outstanding - primary                         99,900           101,527            100,024             101,433
                                                            ===============    ==============    ===============    ================

Primary net loss per common share                                   ($0.18)           ($0.02)            ($1.25)             ($0.26)
                                                            ===============    ==============    ===============    ================



Assuming Full Dilution
----------------------
Net loss                                                          ($17,547)          ($1,822)         ($124,764)           ($26,537)
                                                            ===============    ==============    ===============    ================

Shares:
  Weighted average common shares outstanding                        99,296            99,201             99,279              99,192

  Weighted average shares of restricted
    stock outstanding                                                  495               524                499                 522

  Additional shares assuming exercise of stock options                 132             1,848                259               1,753
                                                            ---------------    --------------    ---------------    ----------------

  Weighted average common shares and common
    share equivalents outstanding - fully diluted                   99,923           101,573            100,037             101,467
                                                            ===============    ==============    ===============    ================

Fully diluted net loss per common share                             ($0.18)           ($0.02)            ($1.25)             ($0.26)
                                                            ===============    ==============    ===============    ================


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